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                                                                    EXHIBIT 2.15


                                MERGER AGREEMENT


                  THIS MERGER AGREEMENT ("Agreement") is made as of April 23, 1998, by and among OFFICE CENTRE CORPORATION, a Delaware corporation ("Buyer"), OFFICE CENTRE SACRAMENTO, a Delaware corporation to be formed as a wholly-owned subsidiary of Buyer ("Acquisition"), SIERRA OFFICE SYSTEMS AND PRODUCTS, INC., a California corporation ("Company"), MICHAEL KIPP, an individual resident in California, JOHN E. KIPP, JR. and ROSE MARIE KIPP (each a "Seller" collectively the "Sellers").

                                    RECITALS

                  WHEREAS, Buyer, Acquisition, the Company and the Sellers wish to set forth the terms and conditions upon which a merger of the Company with and into Acquisition will occur and provide for the representations, warranties, agreements, and conditions applicable to the transactions contemplated by this Agreement;

                  WHEREAS, the Board of Directors of each of Buyer, Acquisition and the Company deems the merger advisable and in the best interests of each of Buyer, Acquisition and the Company and of their respective shareholders.

                  WHEREAS, the Sellers own 94.7% of the outstanding shares of common stock of the Company.

                  WHEREAS, the shareholders of Acquisition and the Company have approved this Agreement.

                                    AGREEMENT

                  The parties, intending to be legally bound, agree as follows:

                  1.       DEFINITIONS

                           For purposes of this Agreement, the following terms
have the meanings specified or referred to in this Section 1:

                           "APPLICABLE CONTRACT"--any Contract (a) under which
the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned, leased or used by it is or may become bound.




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                           "BALANCE SHEET"--as defined in Section 3.4.

                           "BEST EFFORTS"--the efforts that a prudent Person
desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                           "BREACH"--a "Breach" of a representation, warranty,
covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any failure substantially to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach, failure, claim, occurrence, or circumstance.

                           "BUYER"--as  defined in the first  paragraph  of this
Agreement.

                           "CLOSING"--as defined in Section 2.6.

                           "CLOSING  DATE"--the  date and  time as of which  the
Closing actually takes place.

                           "COMPANY"--as   defined  in  the   Recitals  of  this
Agreement.

                           "CONSENT"--any approval, consent, ratification,
waiver, or other authorization (including any Governmental Authorization).

                           "CONTEMPLATED TRANSACTIONS"--all of the transactions
contemplated by this Agreement, including:

                                    (a)     the merger of the Company with and
into Acquisition;

                                    (b)     the execution, delivery, and
performance of the Employment Agreement;

                                    (c)     the performance by Buyer,
Acquisition, the Company and Sellers of their respective covenants and obligations under this Agreement; and

                           "CONTRACT"--any agreement, contract, obligation,
promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                           "DAMAGES"--as defined in Section 10.2.

                           "DISCLOSURE SCHEDULE"--the disclosure schedule
delivered by Sellers and the Company to Buyer concurrently with the execution and delivery of this Agreement.


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                           "EBITDA"--earnings before interest, taxes,
depreciation and amortization, as adjusted by Schedule 2.7.

                           "EFFECTIVE TIME"--as defined in Section 2.2.

                           "EMPLOYMENT AGREEMENT"--as defined in Section 7.2.

                           "ENCUMBRANCE"--any charge, claim, lien, option,
pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                           "ENVIRONMENT"--soil, land surface or subsurface
strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                           "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any
cost, damages, expense, liability, or obligation, arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                           (a) any environmental, health, or safety matters or
conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                           (b) fines, penalties, judgments, awards, settlements,
legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                           (c) financial responsibility under Environmental Law
or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

                           (d) any other compliance, corrective, investigative,
or remedial measures required under Environmental Law or Occupational Safety and Health Law.

                           The terms "removal," "remedial," and "response
action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., as amended ("CERCLA").

                           "ENVIRONMENTAL LAW"--any Legal Requirement that
requires or relates to:



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                           (a) advising or notifying of appropriate authorities
and employees of releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                           (b) preventing or reducing to acceptable levels the
release of pollutants or hazardous substances or materials into the Environment;

                           (c) reducing the quantities, preventing the release
or minimizing the hazardous characteristics of wastes that are generated;

                           (d) reducing to acceptable levels the risks inherent
in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                           (e) cleaning up pollutants that have been released,
preventing the threat of release, or paying the costs of such clean up or prevention;

                           (f) pollution, contamination, protection of the
Environment, human health or safety.

                           "ERISA"--the Employee Retirement Income Security Act
of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           "FACILITIES"--any real property, leaseholds, or other
interests currently owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company.

                           "GAAP"--generally accepted United States accounting
principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

                           "GOVERNMENTAL AUTHORIZATION"--any approval, consent,
license, permit, waiver, or. other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                           "GOVERNMENTAL BODY"--any:

                           (a) nation, state, county, city, town, village,
district, or other jurisdiction of any nature;

                           (b) federal, state, local, municipal, foreign, or
other government;



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                           (c) governmental or quasi-governmental authority of
any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                           (d) body exercising, or entitled to exercise, any
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                           "HAZARDOUS ACTIVITY"--the distribution, generation,
handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment and any other act or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

                           "HAZARDOUS MATERIALS"--any waste or other substance
that is listed, defined, designated, classified or regulated as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                           "INTERIM BALANCE SHEET"--as defined in Section 3.4.

                           "IPO"--Buyer's proposed initial public offering as
defined in Section 8.4.

                           "IRC"--the Internal Revenue Code of 1986 or any
successor law, and regulations issued by the IRS Pursuant to the Internal Revenue Code or any successor law.

                           "IRS"--the United States Internal Revenue Service or
any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                           "KNOWLEDGE"--an individual will be deemed to have
"Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of business.

                           A Person (other than an individual) will be deemed to
have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or executive officer of such Person has, or at any time had, Knowledge of such fact or other matter.

                           "LEGAL REQUIREMENT"--any federal, state, local,
municipal, or other administrative order, constitution, law, ordinance, regulation, or statute except for any Environmental Law.


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                           "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program designed to provide safe and healthful working conditions.

                           "ORDER"--any award, decision, injunction, judgment,
order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                           "ORDINARY COURSE OF BUSINESS" --an action taken by a
Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                           (a) such action is consistent with the past practices
of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                           (b) such action is not required to be authorized by
the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                           (c) such action is similar in nature and magnitude to
actions customarily taken, without any authorization by the Board of Directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of businesses as such Person.

                           "ORGANIZATIONAL DOCUMENTS"--(a) the articles or
certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

                           "PERSON"--an individual, corporation (including any
non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                           "PROCEEDING"--any action, arbitration, audit,
hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                           "PROMISSORY NOTE"--the Promissory Note described in
Section 2.7.

                           "RELATED PERSON"--with respect to a particular
individual:

                           (a) each other member of such individual's Family;

                           (b) any Person that is directly or indirectly
controlled by such individual or one or more members of such individual's
Family;

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                           (c) any Person in which such individual or members of
such individual's Family hold (individually or in the aggregate) a Material Interest; and

                           (d) any Person with respect to which such individual
or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                           (e) For purposes of this definition, (a) the "Family"
of an individual includes (i) the individual, (ii) the individual's spouse,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule l3d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5 % of the outstanding equity securities or equity interests in a Person.

                           "RELEASE"--any spilling, leaking, emitting,
discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                           "REPRESENTATIVE"--with respect to a particular
Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                           "SECURITIES ACT"--the Securities Act of 1933 or any
successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           "SELLERS"--as defined in the first paragraph of this
Agreement.

                           "SUBSIDIARY"--with respect to any Person (the
"Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                           "SURVIVING CORPORATION"--the corporation that
survives the merger of Acquisition into the Company.

                           "TAX"--any tax (including any income tax, capital
gains tax, value added tax, sales tax, property tax, gift tax, or estate levy), levy, assessment, tariff, duty, deficiency, or other fee in any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable

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pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

                           "TAX RETURN"--any return (including any information
return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                           "THREAT OF RELEASE"--a substantial likelihood of a
Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                           "THREATENED"--a claim, Proceeding, dispute, action,
or other matter will be deemed to have been "threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a Prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  2.       THE MERGER

                           2.1              THE MERGER

                           Upon the terms and subject to the conditions of this
Agreement, at the Effective Time, Company shall be merged with and into Acquisition (the "Merger"). The separate existence and corporate organization of the Company shall thereupon cease and the Company and Acquisition shall thereupon be a single corporation. Acquisition shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the provisions of the Delaware General Corporation Law.

                           2.2              EFFECTIVE DATE OF THE MERGER

                           On the Closing Date, a certificate of merger (the
"Articles of Merger") shall be executed by the Company and Acquisition and shall be filed with the Secretary of State of the States of California and Delaware. The Merger shall become effective at such time as the Articles of Merger are filed with the Secretary of State of the States of California and Delaware, such time being hereinafter called the "Effective Time."

                           2.3              ARTICLES OF INCORPORATION

                           The Articles of Incorporation of Acquisition as in
effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended as provided by law.


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                           2.4              BY-LAWS

                           The By-Laws of Acquisition as in effect immediately
prior to the Effective Time shall be and remain the By-Laws Of the Surviving Corporation from and after the Effective Time until amended as provided by law.

                           2.5              DIRECTORS AND OFFICERS

                           Acquisition and Buyer shall, at Closing, cause Robert
J. Gillon, Jr., [Buyer appointment] and Michael Kipp to be appointed as directors of the Surviving Corporation. Michael Kipp and Robert J. Gillon, Jr. shall serve as the officers of the Surviving Corporation until their successors have been elected or appointed and shall have qualified in accordance with applicable law.

                           2.6      CLOSING

                           The closing of such Merger (the "Closing") shall be
effective (i) on the date the conditions in Sections 7 and 8 have been satisfied or otherwise waived, or (ii) at such other date as the parties hereto shall agree in writing (the "Closing Date"), and shall be held at the offices of Buyer's counsel at 200 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m. (local time).

                           2.7      CONVERSION OF COMPANY COMMON STOCK

                                    (a) At the Effective Time, by virtue of the
Merger and without any action on the part of any holder of capital stock of Buyer, Acquisition, the Company or Sellers: (1) the shares of Common Stock of Acquisition purchased, issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger and without any action on the part of the holder thereof, into 1 share of capital stock of the Surviving Corporation and shall represent all the issued and outstanding shares of the Surviving Corporation; and (ii) the shares of the Company held by Sellers (and the other shareholders of the Company) shall be converted into and shall become, without further action on the part of the Sellers and the other shareholders of the Company, the right to receive the sum of (i) seven (7) times the Company's actual adjusted EBITDA (as set forth in Schedule 2.7(a)) for the fiscal year ending March 31, 1998, which shall be composed of the Company's pre-tax earnings for the fiscal year ending March 31, 1998 plus the sum of (x) interest in an amount not less than $310,000, (y) depreciation and amortization in an amount not less than $200,000 and (z) the adjustments listed on Schedule 2.7(a) in the amount of $217,000; plus (ii) the amount outstanding on that promissory note (the "Promissory Note") issued by Sellers to the Company in the amount of $875,000 on the date of this Agreement and which is expected to be about $825,000 on the Closing Date (the "Purchase Price"). The Purchase Price shall be reduced by (a) any amounts outstanding under the Company's line of credit with San Jose National Bank on the Closing Date; (b) any accounts payable over 30 days on the Closing Date; (c) any negative cash balance per the Company's financial records on the Closing Date; and (d) the amount of legal


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fees and costs incurred by the Company in connection with the negotiation and documentation of this Agreement and the Employment Agreement that will have been paid and/or remain payable on the Closing Date. The Purchase Price shall be further adjusted (increased or decreased, as the case may be) by the difference between the amount of accounts receivable (less than 90 days), inventory and accounts payable on the Closing Date as compared to the amount of the Company's accounts receivable (less than 90 days), inventory and accounts payable on December 31, 1997. The consideration shall consist of shares of restricted Common Stock of Buyer which number of shares of Common Stock shall be determined by dividing the Purchase Price above by Buyer's initial public offering price per share (the "IPO Price"), provided, however, that the consideration to be received by shareholders, other than the Sellers, shall consist only of cash.

                                    (b) By May 15, 1998, Buyer shall cause its
independent auditing firm to deliver to the Sellers a report of Adjusted EBITDA of Company for the twelve (12) month period ended March 31, 1998, which shall conform with the provisions of Section 2.7(a) hereof (the "EBITDA Certificate"). Buyer and Buyer's Representatives shall have full access to the books and records of Acquisition and, to the extent relevant to prepare such certificates.

                                    (c) The Sellers shall have a period of ten
(10) days after delivery of the EBITDA certificate, to present in writing to Buyer, any objections that the Sellers may have to any of the matters set forth in such certificate, which objection shall be set forth in reasonable detail. If no objections are raised within such ten (10) day period, the certificate shall be deemed accepted and approved by the Sellers. If the Sellers shall raise any objections within the ten (10) day period, the parties shall attempt to resolve the matter or matters in dispute. If such dispute cannot be resolved within a further period of ten (10) days, the Sellers shall have the right to submit the dispute to a nationally recognized firm of independent public accountants mutually agreed to by Sellers and Buyer, which firm shall make a final and binding determination as to such matter or matters in dispute. Each party shall bear one-half of the fees and expense in connection with such review.

                  3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

                           Sellers and the Company hereby jointly and severally
represent and warrant to Buyer and Acquisition as follows:

                           3.1      ORGANIZATION AND GOOD STANDING

                                    (a) The Company is a corporation duly
organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted

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by it, requires such qualification, except for any states wherein the failure to be so qualified will not have a material effect on Company's financial condition.

                                    (b) Sellers have delivered to Buyer copies
of the Organizational Documents of the Company, as currently in effect.

                           3.2      AUTHORITY; NO CONFLICT

                                    (a) This Agreement constitutes the legal,
valid, and binding obligation of Sellers and the Company, enforceable against Sellers and the Company in accordance with its terms subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally. Upon the execution and delivery by Sellers of the Employment Agreement, the Employment Agreement will constitute the legal, valid, and binding obligations of Sellers enforceable against Sellers in accordance with its respective terms. Sellers and the Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement. The Company and its shareholders have approved this Agreement under applicable state corporate law provisions, and such approval is binding.

                                    (b) Neither the execution and delivery of
this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                        (i) contravene, conflict with, or result
in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

                                        (ii) contravene, conflict with, or
result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Legal Requirement or any Order to which the Company or Sellers, or any of the assets owned or used by the Company, may be subject; or

                                        (iii) contravene, conflict with, or
result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company.

                                    (c) Sellers are acquiring the Buyer's Common
Stock for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Sellers are "accredited investors" as such term is defined in Rule 501(a) under the Securities Act. Sellers acknowledge that each certificate representing Buyer's Common Stock acquired pursuant to this Agreement shall bear the following restrictive legend:


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                  THE SECURITIES REPRESENTED BY THE CERTIFICATE (THE "SHARES")
                  HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED WITHOUT ONE OF THE FOLLOWING: (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT, OR (ii) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

Sellers further acknowledge they each shall be subject to such "lock-up" restriction as may be imposed by the Buyer's underwriter or any entity regulating the issuance of the Buyer's Common Stock in its initial public offering which "lock-up in no event shall exceed one (1) year.

                                    (d) Prior to the Closing Date, Sellers and
the Company shall obtain written Consents in connection with the consummation or performance of the Contemplated Transactions from the persons listed in Part 3.2(d) of the Disclosure Schedule. Sellers and the Company are not required to obtain such written Consent from any other Person other than those listed on
Part 3.2(d) of the Disclosure Schedule.

                           3.3      CAPITALIZATION

                           The authorized equity securities of the Company
consist of 10,000 shares of common stock, with no par value, of which 754 shares are issued and outstanding and constitute all the shares of the Company. The Sellers are and will be on the Closing Date, the record and beneficial the record owner and holder of 714 shares of the Company. On the Closing date, all the shares of the Company will be free and clear of all Encumbrances. All of the outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable and except as disclosed in Part 3.3 of the Disclosure Schedule, are free and clear of all Encumbrances. Except as set forth on Section 3.3 to the Disclosure Schedule, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                           3.4      FINANCIAL STATEMENTS

                           Sellers have delivered to Buyer: (a) unaudited
consolidated balance sheets of the Company as at September 30, 1996 and September 30, 1997 ("Balance Sheet" ) and the related statements of income for each of the fiscal years then ended and (b) an unaudited balance sheet of the Company as of December 31, 1997 (the "Interim Balance Sheet") and the related

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statement of income for the three (3) months then ended. Except as disclosed on Part 3.4 of the Disclosure Schedule such financial statements and notes fairly present in all material respects the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

                           3.5      BOOKS AND RECORDS

                           The books of account, minute books, and stock record
books, all of which have been made available to Buyer, are, complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholders and the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

                           3.6      TITLE TO PROPERTIES; ENCUMBRANCES

                           Part 3.6 of the Disclosure Schedule contains a
complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyer copies of the deeds and leases and other instruments by which the Company occupies or acquired such real property and interests and such instruments are true, complete and accurate. The Company owns (with good and marketable title in the case of real property) or leases all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own or lease located in the facilities owned or operated by the Company and reflected as owned or leased in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Schedule and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet and the Interim Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Schedule. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except with respect to all such properties and assets,
(a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which to the Knowledge of Company and the Sellers, no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or impairs the operations of the Company, (ii) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto, and (iii) except as set forth in Part 3.6 of the Disclosure Schedule, all UCC-1 filings of record represent current, validly existing encumbrances on the Company's assets.

                  3.7      CONDITION AND SUFFICIENCY OF ASSETS

                           Except as provided in Part 3.7 of the Disclosure
Schedule, to the Knowledge of Company and the Sellers, the buildings, plants, structures, and equipment of the Company are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants. structures, or equipment is in need of significant maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                  3.8      ACCOUNTS RECEIVABLE

                           Except as provided in Part 3.8 of the Disclosure
Schedule, all accounts receivable of the Company that are reflected on the Balance Sheet and the Interim Balance Sheet or on the accounting records of the Company (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the date hereof, the Accounts Receivable are current (in accordance with the terms of agreements between Company and its customers) and collectible shown on the Balance Sheet and the Interim Balance Sheet of the Company. To the Knowledge of Company and the Sellers, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Sellers have delivered or made available to Buyer a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  3.9      INVENTORY

                  All inventory of the Company, whether or not reflected in the Balance Sheet, or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in no event exceeds $25,000. All inventories not written off have been priced at the net realizable value on and average cost basis. The quantities of each item of inventory are reasonable in the present circumstances of the Company.

                  3.10     NO UNDISCLOSED LIABILITIES

                  Except as set forth in Part 3.10 of the Disclosure Schedule, the Company has no material liabilities or obligations of any nature except for liabilities or obligations reflected in the

Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

                  3.11     TAXES

                           (a) The Company has filed or caused to be filed all
Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Part 3. 11 of the Disclosure Schedule contains, a complete and accurate list of, all such Tax Returns filed by the Company since December 31, 1993. The Company has paid or made provision for the payment of all Taxes that have become due pursuant to those Tax Returns or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Schedule and are being contested in good faith have been provided in the Balance Sheet.

                           (b) Except as set out in Part 3.11 of the Disclosure
Schedule, no United States federal income Tax Returns have been audited by the IRS. Part 3.11 of the Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since December 31, 1993, and the resulting deficiencies proposed by the IRS. Except as described in
Part 3.11 of the Disclosure Schedule, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                           (c) The charges and accruals with respect to Taxes on
the respective books of the Company are adequate. To the Knowledge of Company and the Sellers, there exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Schedule. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                           (d) All Tax Returns filed by the Company are true,
correct, and complete in material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                  3.12     NO MATERIAL ADVERSE CHANGE

                  Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, no event has occurred or circumstance exists that may result in such a material adverse change.

                  3.13     EMPLOYEE BENEFITS

                  Sellers have delivered to Buyer copies of the Company's group medical insurance plan, associated life insurance plan, and 401(k) Plan. Part
3.13 of the Disclosure Schedule contains a list of such plans. Other than the plans listed in Part 3.13, the Company has not contributed to any pension, profit sharing or other employee benefit plan and does not have any obligation to, or customary arrangement with, former employees, if any, for bonuses, incentive compensation, vacation, severance pay, sick pay, sick leave, insurance, service award, relocation, disability or other benefits.

                  3.14     COMPLIANCE WITH LEGAL REQUIREMENTS;
                           GOVERNMENTAL AUTHORIZATIONS

                           (a) Except as set forth in Part 3.14 of the
Disclosure Schedule and further except for such matters which would not be reasonably expected to have (individually or in the aggregate) a material adverse effect on the Company:

                               (i) the Company has not received any notice that
it is in violation of any Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and

                               (ii) no event has occurred or circumstance exists
that in any material respect (A) will constitute a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or
(B) will give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

                           (b) Part 3.14 of the Disclosure Schedule contains a
complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company (all of which authorizations have been delivered to Buyer. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 3.14 and further except for such matters which would not be reasonably expected to have (individually or in the aggregate) a material adverse effect on the Company:

                               (i) to the knowledge of Sellers or the Company,
no event has occurred or circumstance exists that (A) constitutes in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Schedule, or (B) results in the revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization listed in Part
3.14 of the Disclosure Schedule; and

                               (ii) the Company has not received any notice from
any Governmental Body regarding (A) any actual violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

                           (c) The Governmental Authorizations listed in Part
3.14 of the Disclosure Schedule, collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets except where the failure to obtain a Governmental Authorization would not result in a material adverse effect on the Company.

                  3.15     LEGAL PROCEEDINGS; ORDERS

                           (a) Except as set forth in Part 3.15 of the
Disclosure Schedule, there is no pending Proceeding:

                               (i) that has been commenced by or against the
Company that relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                               (ii) that challenges, or that may have the effect
of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                               To the Knowledge of Sellers and the Company, no
such Proceeding as described above has been Threatened. Sellers have made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Schedule.

                           (b) Except as set forth in Part 3.15 of the
Disclosure Schedule:

                               (i) there is no Order to which the Company, or
any of the assets owned or used by the Company, is subject;

                               (ii) Sellers are not subject to any Order that
relates to the business of, or any of the assets owned or used by, the Company; and

                               (iii) no officer, director, or employee of the
Company is subject to any Order that prohibits such officer, director, or to the Knowledge of the Company and the Sellers, employee from engaging in or. continuing any conduct, activity, or practice relating to the business of the Company.

                           (c) Except as set forth in Part 3.15 of the
Disclosure Schedule:

                               (i) no event has occurred or circumstance exists
that constitutes a violation of any material term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                               (ii) the Company has not received any notice from
any Governmental Body regarding any violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                  3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

                  Except as set forth in Part 3.16 of the Disclosure Schedule, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                           (a) change in the Company's authorized capital stock;
grant by the Company of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           (b) amendment to the Organizational Documents of the
Company;

                           (c) payment or increase by the Company of any
bonuses, salaries, distributions or other compensation to any shareholder, director, officer, or employee.

                           (d) adoption of, or increase in the payments to or
benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                           (e) damage to or destruction or loss of any asset or
property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                           (f) entry into, termination of, or receipt of notice
of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000.

                           (g) except in the Ordinary Course of Business, sale,
lease, or other disposition of any asset or property (other than inventory in the Ordinary Course of Business) of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the intellectual property assets;

                           (h) cancellation or waiver of any claims or rights
with a value to the Company in excess of $25,000 ;

                           (i) material change in the accounting methods used by
the Company; or

                           (j) agreement by the Company to do any of the
foregoing.

                  3.17     CONTRACTS; NO DEFAULTS

                           (a) Part 3.17(a) of the Disclosure Schedule contains
a complete and accurate list, and Sellers have delivered or made available to Buyer true and complete copies of:

                               (i) each Applicable Contract that involves
performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000;

                               (ii) each Applicable Contract that involves
performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000;

                               (iii) each Applicable Contract that was not
entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $25,000;

                               (iv) each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of the Company (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

                               (v) each licensing agreement or other Applicable
Contract with the Company with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

                               (vi) each collective bargaining agreement and
other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                               (vii) each joint venture, Partnership, and other
Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                               (viii) each Applicable Contract containing
covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                               (ix) each Applicable Contract providing for
payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods and sales commission arrangements for employees;

                               (x) each power of attorney granted by the Company
that is currently effective and outstanding;

                               (xi) each Applicable Contract entered into other
than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                               (xii) each Applicable Contract for future capital
expenditures in excess of $25,000;

                               (xiii) each currently effective written warranty,
guaranty, indemnity, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

                               (xiv) each Contract for indebtedness of the
Company involving future aggregate payments of more than $25,000; and

                               (xv) each written amendment, supplement, and
modification [(whether oral or written)] in respect of any of the foregoing.

                           (b) Except as set forth in Part 3.17(b) of the
Disclosure Schedule.

                               (i) Sellers (and no Related Person of the
Sellers) do not have any rights under, and Sellers do not have or may become subject to, any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                           (c) To the Knowledge of Company and the Sellers,
except as set forth in Part 3.17(c) of the Disclosure Schedule, each Contract identified in Part 3.17(a) of the Disclosure Schedule is in full force and effect.

                           (d) Except as set forth in Part 3.17(d) of the
Disclosure Schedule:

                               (i) the Company is, and at all times has been, in
material compliance with all applicable terms and requirements of each Contract under which the Company has or had any material obligation or liability or by which the Company or any of the material assets owned or used by the Company is or was bound;

                               (ii) the Company has not received any notice
regarding any actual or alleged violation or breach of, or default under, any Applicable Contract.

                           (e) To the Knowledge of the Company or Sellers there
are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and, to Sellers' Knowledge, no such Person has made written demand for such renegotiation.

                           (f) The Applicable Contracts relating to the sale or
provision of products or services by the Company have been entered into in the Ordinary Course of Business

                           (g) The Company has made available to Buyer true,
complete and correct copies of the Contracts required to be set forth in Part
3.17 of the Disclosure Schedule.

                  3.18     INSURANCE

                           (a) Sellers have made available to Buyer:

                               (i) true and complete copies of all policies of
insurance to which the Company is a party or under which the Company is covered; and

                               (ii) true and complete copies of all pending
applications for policies of insurance.

                           (b) Part 3.18(b) of the Disclosure Schedule
describes:

                               (i) any self-insurance arrangement by or
affecting the Company, including any reserves established thereunder;

                               (ii) any contract or arrangement, other than a
policy of insurance, for the transfer or sharing of any risk by the Company; and

                               (iii) all obligations of the Company to third
parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                           (c) To the Knowledge of Company and the Sellers, all
material assets, properties and risks of the Company are covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Company. There has not been any claim under any such insurance policy during the past three years that could reasonably be expected to have a material adverse effect on the Company.

                           (d) Except as set forth on Part 3.18(d) of the
Disclosure Schedule:

                               (i) Since January 1, 1993 the Company has not
received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                               (ii) The Company has paid all premiums due, and
to the Knowledge of Company and the Sellers, has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                               (iii) The Company has given notice to the insurer
of all MATERIAL claims that may be insured thereby.

                  3.19     ENVIRONMENTAL MATTERS

                  Except as set forth in Part 3.19 of the Disclosure Schedule:

                           (a) The Company is and at all times has been in
material compliance with all applicable Environmental Laws. Neither Sellers nor the Company has any reasonable basis to expect, nor has any of them received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law on the part of the Company, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to Hazardous Activity or Hazardous Materials or any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (b) There are no pending or, to the Knowledge of
Sellers and the Company, Threatened claims, Proceedings or Encumbrances against Sellers or the Company relating to any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                           (c) Neither Sellers or the Company has any reasonable
basis to expect, nor has any of them received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (d) The Company has no Environmental, Health, and
Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest except for such matters which have not nor would have a material adverse effect on the Company.

                           (e) Except as set forth on Paragraph 3.19 of the
Disclosure Schedule, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon except for such matters which have not nor would have a material adverse effect on the Company. The Company has not permitted or conducted any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except for such matters which have not nor would have a material adverse effect on the Company.

                           (f) Sellers have delivered to Buyer, or have
otherwise made available, true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

                           (g) To the best of Sellers' and the Company's
Knowledge, there are no underground or above-ground storage tanks, incinerators or surface impoundments at, on, or about under or within any real property operated or controlled, in whole or in part by the Company.

                  3.20     EMPLOYEES

                           (a) Part 3.20 of the Disclosure Schedule contains a
complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

                           (b) No key employee or director of the Company is a
party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. Company and the Sellers have not received any notice that any director, officer or other key employee intends to terminate his employment with the Company.

                  3.21     LABOR RELATIONS; COMPLIANCE

                  The Company is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding presently commenced against the Sellers and/or Company or otherwise affecting the Company relating to the alleged violation of any material Legal Requirement pertaining to labor relations or employment matters, specifically including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of Company and Sellers, no violation of any material Legal Requirement exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company. The Company has substantially complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

                  3.22     INTELLECTUAL PROPERTY

                           (a) The Company does not own or licenses for use any
patents, trademarks, trade names, service marks, mask works or copyrights, other than the common trade law names listed on Part 3.22 of the Disclosure Schedule.

                           (b) To the Knowledge of Company and the Sellers,
there has not been any actual or alleged infringement or use or misuse by any party of the Company's trade secrets, confidential information or other intellectual property rights except as listed on Part 3.22 of the Disclosure Schedule.

                  3.23     CERTAIN PAYMENTS

                  No director or executive officer nor, to the Knowledge of Company and the Sellers, the Company nor any agent or employee of the Company has (a) made any contribution, gift, bribe, rebate, payoff, influence payment or kickback to any person, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  3.24     DISCLOSURE

                           (a) No representation or warranty of the Company in
this Agreement and no statement in the Disclosure Schedule knowingly omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                           (b) No notice given pursuant to Section 5.5 will
knowingly contain any untrue statement or knowingly omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading.

                  3.25     RELATIONSHIPS WITH RELATED PERSONS

                  Neither Sellers nor any Related Person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed, used in or pertaining to the Company's business. Neither Sellers or any Related Person of Sellers or of the Company owns (of record or as a beneficial owner) an equity interest or any other similar financial or profit interest in, a Person that (i) has business dealings or a material financial interest in any transaction with the Company, or (ii) engages in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.25 of the Disclosure Schedule, neither Sellers or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against the Company that will survive the Closing.

                  3.26     BROKERS OR FINDERS

                  Sellers, the Company and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                  3.27     LINE OF CREDIT

                  Amounts outstanding under the Company's line of credit shall in no event exceed $1,150,000.

         4.       REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND
                  BUYER

                  Acquisition and Buyer (the "Buyer Companies") jointly and severally represent and warrant to Sellers as follows:

                  4.1      ORGANIZATION; POWER QUALIFICATION

                  Acquisition will at the Closing Date be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Buyer is and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquisition and Buyer has the corporate power and authority to own or lease and operate its properties to carry on its business as now being conducted, and is duly qualified and in good standing and authorized to do business as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires on such qualification and authorization except where the failure to so qualify would not have a material adverse effect on the Buyer or Acquisition.

                  4.2      AUTHORITY

                           (a) Each of Acquisition and Buyer has the corporate
power and has taken all necessary corporate action to authorize Acquisition or Buyer as the case may be, to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The execution and delivery by each of Acquisition and Buyer of this Agreement and the Employment Agreement to which each is a party constitutes the legal, valid and binding obligation of Acquisition or Buyer, as the case may be, enforceable in accordance with the documents' terms, except as may be limited by bankruptcy, insolvency or other laws effecting creditors' rights generally.

                           (b) Neither the execution and delivery of this
Agreement nor the consummation or performance of any of the Contemplated Transactions will:

                               (i) contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of the Buyer and Acquisition, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                               (ii) contravene, conflict with, or result in a
violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any material Legal Requirement to which Buyer as Acquisition may be subject; or

                               (iii) contravene, conflict with, or result in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Buyer or Acquisition or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  4.3      CAPITALIZATION

                           (a) As of the date hereof, the authorized common
stock of the Buyer consist of 50,000,000 shares of common stock, $.001 par value per share, of which 4,712,372 shares are issued and outstanding (subject to increases for Acquisitions and the IPO). All of the outstanding common stock of the Buyer has been duly authorized and validly issued and are fully paid and nonassessable. The shares of the Buyer's Common Stock to be delivered to Sellers at Closing pursuant to Section 2.7 will be duly authorized, validly issued, fully paid and non-assessable.

                  4.4      BOOKS AND RECORDS

                  The books of account, minute books, stock record books, and other records of the Buyer, are complete, in all material respects, and collect and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

                  4.5      CERTAIN PROCEEDINGS

                  There is no Pending Proceeding that has been commenced against Buyer or Acquisition and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions. To Buyer's and Acquisition's Knowledge, no such proceeding has been threatened.

                  4.6      BROKERS OR FINDERS

                  Buyer and Acquisition and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents, commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company and Sellers harmless from any such payment alleged to be due by or through Buyer or Acquisition as a result of the action of Buyer and Acquisition or their officers or agents.

                  4.7      DISCLOSURE

                  Buyer has delivered to Sellers disclosure information concerning Buyer, its management, its financial statements, its proposed IPO, its proposed acquisitions other than the Contemplated Transactions (collectively the "Disclosure Documents"). All the information in such Disclosure Documents is true and correct in all material respects.

         5.       COVENANTS OF SELLERS AND THE COMPANY PRIOR TO CLOSING
                  DATE

                  5.1      ACCESS AND INVESTIGATION

                  Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's properties (including subsurface testing), contracts, books and records, and other documents and data during normal business hours, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data pertaining to the Company as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information pertaining to the Company as Buyer may reasonably request.

                  5.2      OPERATION OF THE BUSINESS OF THE COMPANY

                  Between the date of this Agreement and the Closing Date, Sellers will cause the Company to:

                           (a) conduct the business of the Company only in the
Ordinary Course of Business;

                           (b) preserve intact the current business organization
of the Company, use his best efforts to keep available the services of the current officers, employees, and agents of the Company, and to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                           (c) confer with Buyer concerning operational matters
of a material nature; and

                           (d) otherwise report periodically to Buyer concerning
the status of the business, operations, and finances of the Company.

                  5.3      NEGATIVE COVENANT

                  Except as otherwise expressly permitted by this Agreement or approved by Buyer between the date of this Agreement and the Closing Date, Sellers will not and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

                  5.4      REQUIRED APPROVALS

                  As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining any required consents.

                  5.5      NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers become aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Sellers will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

                  5.6      NO NEGOTIATION

                  Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and the Company will not and each of their Representatives will not directly or indirectly solicit, or initiate or encourage, accept or discuss any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. Sellers or the Company will promptly notify Buyer of any such inquiries or proposals.

                  5.7      BEST EFFORTS

                  Between the date of this Agreement and the Closing Date, Sellers and the Company will use their Best Efforts to cause the conditions in
Section 7 to be satisfied.

         6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

                  6.1      NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's or Acquisition's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement or any fact or condition that would, except as expressly contemplated by this Agreement, cause or constitute a Breach of any such representation or warranty.

                  6.2      BEST EFFORTS/EXPENSES

                  Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to complete the IPO of Buyer's securities and to cause the conditions in Section 8 to be satisfied. In connection with the Contemplated Transactions, Buyer agrees to bear all expenses and fees of Grant Thornton incurred in connection with the audit of the Company's financial statements. In the event that the Initial Public Offering is not completed prior to September 30, 1998, or this Agreement is terminated by Sellers, Buyer will reimburse Company for legal and accounting fees and costs of Company incurred in connection with the contemplated transactions in an amount not to exceed Twenty Thousand Dollars ($20,000) subject to appropriate documentation.

                  6.3      COMPLIANCE WITH SECURITIES LAWS

                  Buyer shall comply with the Securities Act in all material respects in connection with its issuance of shares in its IPO. After such time as a public market exists for the Shares, the Buyer agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and (b) for a period of two years from Closing file with the Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

         7.       CONDITIONS PRECEDENT TO BUYER'S AND ACQUISITION'S
                  OBLIGATION TO CLOSE

                  Buyer's and Acquisition's obligations to consummate the Merger and to take the other actions required to be taken by Buyer and Acquisition at the Closing is subject to the satisfaction, at or prior to the Closing of each of the following conditions (any of which may be waived by Buyer and Acquisition, in whole or in part):

                  7.1      ACCURACY OF REPRESENTATIONS

                  All of Sellers' and the Company's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

                  7.2      SELLERS' PERFORMANCE

                           (a) All of the covenants and obligations that Sellers
and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, must have been duly performed and complied with in all material respects.

                           (b) There shall be delivered at Closing (i) the
Employment Agreement with Michael Kipp ("Kipp") as of the Closing Date in the form of Exhibit 7.2(b)(i) (the "Employment Agreement") executed by Kipp; (ii) the certificate executed by Sellers and an officer of the Company representing to Buyer and Acquisition that Sellers' and the Company's representations and warranties in this Agreement was accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing Date; (iii) a schedule dated the day prior to Closing documenting the difference in Company payables, receivables (less than 90 days) and inventory from December 31, 1999 and the amount due under the Promissory Note; and (iv) each of the other covenants and obligations in the Agreement must have been performed and complied with in all respects.

                  7.3      CONSENTS

                  Each of the consents identified in Part 3.2(d) of the Disclosure Schedule, must have been obtained and must be in full force and effect.

                  7.4      ADDITIONAL DOCUMENTS

                  Each of the following documents must have been delivered to
Buyer:

                           (a) an opinion of Graham & James, LLP dated the
Closing Date, reasonably acceptable to Buyer;

                           (b) such other documents as Buyer or its counsel may
reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' and the Company's representations and warranties, (iii) evidencing the performance by Sellers, the Company, or the compliance by Sellers or the Company with, any covenant or obligation required to be performed or complied with by such party, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                  7.5      NO PROCEEDINGS

                  Since the date of this Agreement, there must not have been commenced, Pending or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                  7.6      NO CLAIM REGARDING STOCK OWNERSHIP OR MERGER
                           PROCEEDS

                  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Merger consideration.

                  7.7      NO PROHIBITION

                  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                  7.8      NO INJUNCTION

                  No preliminary or permanent injunction or other order by any federal or state court preventing or consummation of the transactions contemplated in this Agreement has been issued and continues in effect, and this Agreement and the transactions contemplated hereby are not prohibited under any applicable federal or state law or regulation.

                  7.9      MATERIAL ADVERSE CHANGE

                  There shall have been no material adverse change in the business, operations, prospects, financial condition or results of the Company.

                  7.10     INITIAL PUBLIC OFFERING

                  Buyer shall have completed its initial public offering.

                  7.11     PROMISSORY NOTE

                  Michael Kipp and Company shall have entered into a revised Promissory Note as of the Closing, which shall provide for interest at the rate of six percent (6%) per annum, to be paid on the annual anniversary of the revised Promissory Note, with all principal due and payable on the third anniversary of such note, and which shall be secured by a number of shares of Buyer's Common Stock issued to Sellers in this Agreement equal to the principal amount of the revised Promissory Note divided by the IPO Price. Such shares shall be released upon the full payment of such Promissory Note, which may be prepaid at any time without penalty.

                  7.12     TATRO CONSENT

                  The conditions to release of a security interest presently held by Mr. Tatro in shares of Company common stock owned by Michael Kipp has been satisfied and Mr. Tatro has executed the Lock-Up Agreement proposed by Buyer's underwriters.

         8.       CONDITIONS PRECEDENT TO SELLERS' AND THE COMPANY'S
                  OBLIGATION TO CLOSE

                  Sellers' and the Company's obligations to consummate the Merger and to take the other actions required to be taken by Sellers and the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers and the Company, in whole or in part):

                  8.1      ACCURACY OF REPRESENTATIONS

                  All of Buyer's and Acquisition's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any Supplement to the Buyer's Disclosure Schedule.

                  8.2      BUYER'S AND ACQUISITION'S PERFORMANCE

                           (a) All of the covenants and obligations that Buyer
and Acquisition are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                           (b) Buyer must have executed and delivered (i) the
Employment Agreement (ii) a certificate executed by an officer of Buyer representing to Sellers that Buyer and Acquisition's representations and warranties contained in this Agreement were accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing.

                  8.3      ADDITIONAL DOCUMENTS

                  Buyer and Acquisition must have caused the following documents to be delivered to Sellers:

                           (a) an opinion of Atlas, Pearlman, Trop & Borkson,
P.A., dated the Closing Date, reasonably acceptable to Sellers; and

                           (b) such other documents as Sellers or its counsel
may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.3(a), (ii) evidencing the accuracy of any representation or warranty of Buyer or Acquisition, (iii) evidencing the performance by Buyer or Acquisition of, or the compliance by Buyer or Acquisition with, any covenant or obligation required to be performed or complied with by Buyer or Acquisition, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                  8.4      INITIAL PUBLIC OFFERING

                  Buyer shall have completed an initial public offering of its Common Stock in compliance with the Securities Act as a result of which shares of Buyer's Common Stock are traded on a national securities exchange or the NASDAQ Stock Market.

         9.       TERMINATION

                  9.1      TERMINATION EVENTS

                  This Agreement may, by notice given prior to or at the Closing, be terminated:

                           (a) by either Buyer and Acquisition or Sellers and
the Company if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been cured or waived within 15 days of the date of notification of such Breach;

                           (b) (i) by Buyer and Acquisition if any of the
conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers and the Company, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers and the Company to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                           (c) by mutual consent of Buyer and Acquisition and
Sellers and the Company; or


                           (d) by either Buyer and Acquisition or Sellers and
the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1998, or such later date as the parties may agree upon.

                           A party's right of termination under Section 9.1 is
in addition to any other rights it may have under this Agreement or otherwise, the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement terminate, except the obligations in Section
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         10.      INDEMNIFICATION; REMEDIES

                  10.1     SURVIVAL

                  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any of the supplements thereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing until eighteen (18) months from the Closing except for the representations and warranties in Section 3.3, which shall survive for the applicable statute of limitations and the representations and warranties in Sections 3.11 and 3.19, which shall survive for thirty-six (36) months from Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

                  Sellers will indemnify and hold harmless Buyer, Acquisition, the Surviving Corporation, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) whether or not involving a third-party claim (collectively, "Damages"), arising, from or in connection with:

                           (a) any Breach of any representation or warranty made
by Sellers or Company in this Agreement, the Disclosure Schedule and any of the supplements thereto, or any other certificate or document delivered by Sellers or Company pursuant to this Agreement;

                           (b) any Breach by Sellers or the Company of any
covenant or obligation of Sellers or the Company in this Agreement;

                           (c) any product shipped or any services provided by
Company prior to the Closing Date; and

                           (d) any claim by any Person for brokerage or finder's
fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                  The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

                  10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

                  Buyer will indemnify and hold harmless Sellers for, and will pay to the Sellers the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

                           (a) any Breach of any representation or warranty made
by Buyer in this Agreement or any certificate or document delivered by Buyer pursuant to this Agreement;

                           (b) any Breach by Buyer of any covenant or obligation
of Buyer in this Agreement;

                           (c) any claim by any Person for brokerage or finder's
fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                  The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Sellers.

                  10.4     TIME LIMITATIONS

                  If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11 and 3.19, unless on or before eighteen (18) months from the date of Closing, Buyer notifies Sellers of a claim specifying the factual basis of that claim. A claim with respect to Section 3.3 may be made at any time prior to the applicable statute of limitations with respect to such matter. A claim with respect to Sections 3.11 and 3.19 may be made at any time thirty-six (36) months from the date of Closing.

                  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and to comply with prior to the Closing Date, unless on or before eighteen (18) months from the date of Closing, Sellers notify Buyer of claims specifying the factual basis of that claim.

                  10.5     PROCEDURE FOR INDEMNIFICATION-THIRD PARTY CLAIMS

                           (a) Promptly after receipt by an indemnified party
under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                           (b) If any Proceeding referred to in Section 10.5(a)
is brought against an indemnified party and it gives notice, unless the claim involves Taxes, to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified Party in connection with the defense of such Proceeding If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c) Notwithstanding the foregoing, if an indemnified
party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any Compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  10.6     PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS

                  A claim may be asserted by notice to the party from whom indemnification is sought.

                  10.7     LIMITATIONS ON LIABILITY

                           Notwithstanding any other provision of this
Agreement, (i) no party shall be entitled to indemnification for Damages; unless and only to the extent that such Damages exceed Seventy-Five Thousand Dollars ($75,000.00); (ii) in no event shall the aggregate liability of Sellers exceed Three Million Dollars ($3,000,000) except with respect to Sections 3.3, 3.11 and 3.19, the aggregate liability for breach of any such section shall not exceed the purchase price in Section 2.7, and (iii) in no event shall the aggregate liability of Buyer and Acquisition exceed $3,000,000).

                  10.8     INSURANCE POLICIES

                           Buyer agrees to either purchase or maintain the
Company's "occurrence based" insurance policy for a period of eighteen (18) months from Closing.

         11.      GENERAL PROVISIONS

                  11.1     EXPENSES

                  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

                  11.2     PUBLIC ANNOUNCEMENTS

                  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines and Company agrees. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their professional advisors. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                  11.3     CONFIDENTIALITY

                  (a) Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Acquisition and the Company to maintain in confidence, and not use the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. Notwithstanding the foregoing, Buyer may disclose information about this Agreement, the Sellers, or the Company in connection with its initial public offering and any related obligations therewith.

                  (b) If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

                  11.4     NOTICES

                  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  Sellers:              Sierra Office Systems and Products, Inc.
                                        9950 Horn Road, Suite 5
                                        Sacramento, California 95827
                                        Attention: Michael Kipp
                                        Facsimile No.: (916) 369-0497

                  with a copy to:       Graham & James LLP
                                        400 Capitol Mall, Suite 2400
                                        Sacramento, CA 95814
                                        Attention: Gilles Attia, Esq.
                                        Facsimile No.: (916) 441-6700

                  Buyer or Acquisition: Office Centre Corporation
                                        38 East 32nd Street
                                        New York, New York 10015
                                        Attention: Robert J. Gillon, Jr.
                                        Facsimile No.: (212) 686-6623

                  with a copy to:       Atlas, Pearlman, Trop & Borkson, P.A.
                                        200 East Las Olas Boulevard, Suite 1900
                                        Fort Lauderdale, Florida 33301
                                        Attention: Joel D. Mayersohn, Esq.
                                        Facsimile No.: (954) 766-7800

                  11.5     FURTHER ASSURANCES

                  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  11.6     WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  11.7     ENTIRE AGREEMENT AND MODIFICATION

                  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  11.8     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

                  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors and assigns.

                  11.9     SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  11.10    SECTION HEADINGS, CONSTRUCTION

                  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.
Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  11.11    TIME OF ESSENCE

                  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  11.12    GOVERNING LAW

                  This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

                  11.13    COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  11.14    TAXES

                  Buyer and Sellers will each pay one-half pay all sales, transfer and documentary taxes, if any, payable in connection with the Contemplated Transactions.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



BUYER:                                   SELLERS:

OFFICE CENTRE CORPORATION


By:  /s/ R. J. Gillon, Jr.               /s/ Michael Kipp
     ---------------------------         -------------------------
Name: ROBERT J. GILLON, JR.                  MICHAEL KIPP
Title:

                                             /s/ John E. Kipp, Jr.
                                             ---------------------
                                             JOHN E. KIPP, JR.
ACQUISITION:

OFFICE CENTRE SACRAMENTO                     /s/ Rose Marie Kipp
                                             ---------------------
                                             ROSE MARIE KIPP


By:  /s/ R. J. Gillon, Jr.
     ---------------------------
Name: ROBERT J. GILLON, JR.
Title:


COMPANY:

SIERRA OFFICE SYSTEMS AND
   PRODUCTS, INC.



By: /s/ Michael Kipp
    -----------------------------
Name:  Michael Kipp
Title:  President

                    SIERRA OFFICE SYSTEMS AND PRODUCTS, INC.
                    LIST OF DISCLOSURE SCHEDULES AND EXHIBITS

                                    EXHIBITS
                                    --------

Exhibit 3.1                Organization and Good Standing
Exhibit 3.3                Capitalization
Exhibit 3.4                Financial Statements
Exhibit 3.6                Equipment Leases
Exhibit 3.8                Accounts Receivable
Exhibit 3.11               Taxes
Exhibit 3.13(a)            Group Medical Plan
Exhibit 3.14               Government Licenses
Exhibit 3.15               Legal Proceedings; Orders
Exhibit 3.17               Contracts;  No defaults
Exhibit 3.18               Insurance
Exhibit 3.19               Environmental Matters
Exhibit 3.20               Employees
Exhibit 3.21               Employee Manual
Exhibit 3.22               Intellectual Property
Exhibit 3.27               Line of Credit
Exhibit 7.2(b)(i)          Form of KIPP Employment Agreement

                                    SCHEDULES
                                    ---------

Schedule 2.7(a)            EBITDA Calculation
Schedule 3.2               Authority;  No conflict
Schedule 3.3               Capitalization
Schedule 3.4               Financial Statements
Schedule 3.6               Real Property;  Encumbrances
Schedule 3.7               Condition and Sufficiency of Assets
Schedule 3.8               Accounts Receivable
Schedule 3.11              Taxes
Schedule 3.13              Employee Benefits
Schedule 3.14              Compliance with Legal Requirements;
                           Governmental Authorizations
Schedule 3.15              Legal Proceedings; Orders
Schedule 3.17              Contracts;  No defaults
Schedule 3.18              Insurance
Schedule 3.19              Environmental Matters
Schedule 3.20              Employees
Schedule 3.22              Intellectual Property



                  The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities Exchange Commission upon request.